EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Reports First Quarter 2019 Results
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported net income attributable to Westlake for the three months ended March 31, 2019 of $72 million, or $0.55 per diluted share, on net sales of $2,025 million. Net income decreased by $215 million compared to first quarter 2018 net income of $287 million, or $2.20 per diluted share. Income from operations for the first quarter of 2019 of $134 million decreased $267 million from income from operations of $401 million for the first quarter of 2018. The decrease was primarily due to lower margins which resulted from lower sales prices for our major products, higher ethane feedstock costs, and higher costs associated with restructuring, transaction and integration-related activity. Sales prices for many of our major products fell in the fourth quarter of 2018 following the 40% decline in global crude oil prices and weaker demand in China driven largely by international trade tensions between the United States and China. Following the decline, the lower sales prices for our major products carried through the first quarter of 2019 as increased olefins industry capacity, high global chlor-alkali operating rates and the continuing uncertainties concerning international trade kept prices from rising. Restructuring, acquisition and integration-related costs in the first quarter of 2019 were $22 million, or $0.16 per diluted share.
First quarter 2019 net income of $72 million, or $0.55 per diluted share, on net sales of $2,025 million, decreased by $51 million from fourth quarter 2018 net income of $123 million, or $0.95 per diluted share, on sales of $1,995 million. Income from operations for the first quarter of 2019 of $134 million decreased by $73 million from fourth quarter 2018 income from operations of $207 million. The decrease was primarily due to lower sales prices for all of our major products and higher costs associated with restructuring, acquisition and integration-related activities, partially offset by lower feedstock and fuel costs, and higher sales volumes for styrene and PVC resin.
"In the first quarter, we continued to see good demand for our major chemical products in both the domestic and export markets and believe we are well positioned on the lower end of the global cost curves in both our Olefins and Vinyls businesses," said Albert Chao, President and Chief Executive Officer. "Although we experienced a difficult pricing environment in the first quarter following the sharp decline in global crude oil prices in late 2018 and weaker Chinese demand, we are cautiously optimistic that higher crude oil prices and a resolution to trade tensions between the U.S. and China will lead to improved industry fundamentals in the second half of 2019."
Net cash provided by operating activities was $147 million and capital expenditures were $203 million for the first quarter of 2019. As of March 31, 2019, cash and cash equivalents were $445 million and long-term debt was $2,669 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $314 million for the first quarter of 2019 decreased by $265 million compared to first quarter 2018 EBITDA of $579 million. First quarter 2019 EBITDA decreased by $60 million compared to fourth quarter 2018 EBITDA of $374 million. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
OLEFINS SEGMENT
First quarter 2019 income from operations for the Olefins segment of $37 million decreased by $126 million from first quarter 2018 income from operations of $163 million. This decrease in income from operations was primarily due to lower margins resulting from lower sales prices for our major products following the sharp drop in global crude oil prices in the fourth quarter of 2018 and increased olefins production capacity as well as higher ethane feedstock costs, partially offset by higher polyethylene and styrene sales volumes.

i

Olefins income from operations of $37 million for the first quarter of 2019 decreased by $53 million from fourth quarter 2018 income from operations of $90 million. The decrease in income from operations was primarily due to lower sales prices for our major products and higher costs associated with increased planned turnaround activity partially offset by lower ethane feedstock costs.
VINYLS SEGMENT
First quarter 2019 income from operations for the Vinyls segment of $101 million decreased $165 million from first quarter 2018 income from operations of $266 million. This decrease in income from operations was primarily due to lower sales prices for our major products, higher ethane feedstock costs and higher costs associated with restructuring, acquisition and integration-related activities, partially offset by lower purchased ethylene costs.
Vinyls income from operations for the first quarter of 2019 of $101 million decreased by $24 million from fourth quarter 2018 income from operations of $125 million. The decrease in income from operations was primarily due to lower sales prices for all of our major products and higher restructuring, acquisition and integration-related costs, partially offset by lower ethane feedstock and purchased ethylene costs and higher sales volumes for PVC resin.
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding the demand for our products, industry fundamentals and our position on the global cost curves for the Olefins and Vinyls businesses, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in February 2019.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The Company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the Company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's first quarter 2019 results will be held Thursday, May 2, 2019 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 1248758.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on May 9, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 1248758.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/9ii2oooo and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In millions of dollars, except per share data)
Net sales	$2,025	$2,150
Cost of sales	1,726	1,608
Gross profit	299	542
Selling, general and administrative expenses	116	108
Amortization of intangibles	27	26
Restructuring, transaction and integration-related costs	22	7
Income from operations	134	401
Interest expense	(30)	(37)
Other income, net	9	22
Income before income taxes	113	386
Provision for income taxes	31	89
Net income	82	297
Net income attributable to noncontrolling interests	10	10
Net income attributable to Westlake Chemical Corporation	$72	$287
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.56	$2.21
Diluted	$0.55	$2.20

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2019	December 31, 2018

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$445	$753
Accounts receivable, net	1,121	1,037
Inventories	1,021	1,014
Prepaid expenses and other current assets	40	38
Total current assets	2,627	2,842
Property, plant and equipment, net	6,720	6,595
Other assets, net	2,757	2,165
Total assets	$12,104	$11,602

LIABILITIES AND EQUITY
Current liabilities (accounts and notes payable and accrued and other liabilities)	$1,226	$1,183
Long-term debt, net	2,669	2,668
Other liabilities	2,024	1,675
Total liabilities	5,919	5,526
Total Westlake Chemical Corporation stockholders' equity	5,632	5,590
Noncontrolling interests	553	486
Total equity	6,185	6,076
Total liabilities and equity	$12,104	$11,602

v

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In millions of dollars)
Cash flows from operating activities
Net income	$82	$297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171	156
Deferred income taxes	15	16
Net loss on disposition and others	36	5
Other balance sheet changes	(157)	(249)
Net cash provided by operating activities	147	225
Cash flows from investing activities
Acquisition of business, net of cash acquired	(236)	—
Additions to property, plant and equipment	(203)	(154)
Additions to investments in unconsolidated subsidiaries	(42)	(26)
Other, net	6	2
Net cash used for investing activities	(475)	(178)
Cash flows from financing activities
Dividends paid	(33)	(27)
Distributions to noncontrolling interests	(8)	(7)
Proceeds from notes payable	1	4
Proceeds from issuance of Westlake Chemical Partners LP common units	63	—
Redemption and repayment of notes payable	(4)	(706)
Other	2	5
Net cash provided by (used for) financing activities	21	(731)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	4
Net decrease in cash, cash equivalents and restricted cash	(308)	(680)
Cash, cash equivalents and restricted cash at beginning of period	775	1,554
Cash, cash equivalents and restricted cash at end of period	$467	$874

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In millions of dollars)
Net external sales
Olefins	$459	$503
Vinyls	1,566	1,647
	$2,025	$2,150
Income (loss) from operations
Olefins	$37	$163
Vinyls	101	266
Corporate and other	(4)	(28)
	$134	$401
Depreciation and amortization
Olefins	$35	$34
Vinyls	134	118
Corporate and other	2	4
	$171	$156
Other income, net
Olefins	$2	$2
Vinyls	4	12
Corporate and other	3	8
	$9	$22

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2018	2019	2018

	(In millions of dollars)
Net cash provided by operating activities	$254	$147	$225
Changes in operating assets and liabilities and other	(135)	(50)	88
Deferred income taxes	12	(15)	(16)
Net income	131	82	297
Less:
Other income (expense), net	(1)	9	22
Interest expense	(30)	(30)	(37)
Provision for income taxes	(45)	(31)	(89)
Income from operations	207	134	401
Add:
Depreciation and amortization	168	171	156
Other income (expense), net	(1)	9	22
EBITDA	$374	$314	$579

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2019 vs. First Quarter 2018		First Quarter 2019 vs. Fourth Quarter 2018
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-23.2%	+14.5%	-10.6%	+3.6%
Vinyls	-3.9%	-1.1%	-2.4%	+6.7%
Company	-8.4%	+2.5%	-4.4%	+5.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
Ethane (cents/lb)	8.5	9.7	14.3	11.6	10.0
Propane (cents/lb)	20.2	20.7	23.5	18.7	15.7
Ethylene (cents/lb) (2)	23.6	14.8	17.3	20.2	17.0
Polyethylene (cents/lb) (3)	73.7	73.7	70.0	68.0	60.0
Styrene (cents/lb) (4)	98.3	93.0	90.3	84.3	78.8
Caustic soda ($/short ton) (5)	748.3	795.0	781.7	748.3	716.7
Chlorine ($/short ton) (6)	160.0	175.0	175.0	175.0	175.0
PVC (cents/lb) (7)	67.2	67.5	67.5	67.5	68.8
________________

(1)	Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)	Represents average North American United States Gulf Coast undiscounted contract prices of caustic soda over the period as reported by IHS.

(6)
Represents average North American contract prices of chlorine over the period as reported by IHS. Effective January 1, 2019, IHS made a non-market average downward adjustment of $172.50 per short ton to chlorine prices. For comparability, we adjusted the prior period's chlorine price downward by $172.50 per short ton consistent with the IHS non-market adjustment.

(7)	Represents average North American contract prices of polyvinyl chloride (PVC) over the period as reported by IHS.